Exhibit 10.74

THIRD MODIFICATION TO GROUND LEASE

THIS THIRD MODIFICATION TO GROUND LEASE (this “Modification”) is made as of September 30, 2002 by and between ISTAR SAN JOSE, LLC, a Delaware limited liability company (“Lessor”), and EQUINIX, INC., a Delaware corporation (“Lessee”).

RECITALS

A. Lessor and Lessee entered into that certain Ground Lease dated as of June 21, 2000 (the “Original Lease”), as amended by that certain First Modification to Ground Lease dated as of September 26, 2001, that certain Second Modification to Ground Lease dated as of March 20, 2002 (the “Second Amendment”), and that certain letter agreement (the “Letter Agreement”) dated September 24, 2002 (collectively, the “Lease”), which Lease covers approximately 78.446 acres of unimproved real property, located in the City of San Jose, County of Santa Clara, State of California, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

B. Concurrently with the execution of the Original Lease, Lessor and Lessee executed a Memorandum of Lease and Purchase Option, dated as of June 21, 2000 (the “Original Memorandum”), which Original Memorandum was recorded on June 21, 2000, as Document No. 15286834 in the Official Records of Santa Clara County, California (the “Official Records”). The Original Memorandum was amended and restated by that certain Amended and Restated Memorandum of Lease and Purchase Option dated as of October 1, 2001 and recorded on                     , 2001 as Document No.                      in the Official Records.

C. Lessee, by an Option Exercise Notice dated September 24, 2002, has exercised its option to reduce the size of the Premises as of October 1, 2002 (the “Premises Reduction Date”) pursuant to the Second Amendment and the Letter Agreement and now wishes to make certain modifications to the Lease necessary to reflect this reduction of the Premises as contemplated by Section 7(a) of the Second Amendment, and certain other modifications to the Lease.

D. Lessor is willing to agree to such changes to the Lease on the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the agreements of Lessor and Lessee herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree to modify the Lease as follows:

1. DEFINITIONS

From and after the Premises Reduction Date, the following terms are added as defined terms under the Lease and to the extent that any of the following terms are duplicative of existing defined terms in the Lease, the following terms shall replace in their entirety such existing defined terms:

(a) “Aggregate Permitted Square Footage” shall mean five hundred fifty-nine thousand eight hundred (559,800) gross square feet;

(b) “Base Amount” shall mean One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00).

(c) “Excluded Premises” shall mean the Proposed Excluded Premises set forth in the Letter Agreement;

(d) “Initial Improvements” shall mean all of the Improvements constituting the Project to be developed, designed, constructed, planted or installed pursuant to the Project Development Rider, including, without limitation, Buildings containing approximately five hundred fifty-nine thousand eight hundred (559,800) gross square feet;

(e) “Initial Investment Amount” shall mean Forty-Seven Million and 00/100 Dollars ($47,000,000.00);

(f) “Projected Building Density” shall mean approximately five hundred fifty-nine thousand eight hundred (559,800) gross square feet of Building Area;

(g) “Premises” except as otherwise specifically provided in this Modification, the Second Amendment or the Letter Agreement, all references to the Premises shall be deemed to apply to the Retained Premises only; and

(h) “Retained Premises” shall be deemed to be as shown on Exhibit A attached hereto.

2. RENT MODIFICATION

Notwithstanding anything to the Contrary in the Lease, as of the Premises Reduction Date, Article 9 of the Original Lease shall be deemed deleted in its entirety, and Section 4.1 of the Original Lease (as amended by Section 1(c)(i) of the Second Amendment) shall be deemed deleted and replaced with the following:

“(a) During the period commencing on the Premises Reduction Date and continuing thereafter until the Expiration Date, Lessee shall pay Lessor annual base rent of Four Million Seven Hundred Ninety-One Thousand Nine Hundred Sixty-Seven and 31/100 Dollars ($4,791,967.31), adjusted in the manner provided in Section 4.1(b) and (c) below (“Annual Base Rent”). Lessee shall pay Annual Base Rent in advance in equal monthly installments commencing on the Premises Reduction Date (representing initial monthly payments of $399,330.61); provided, however, that Annual Base Rent for any partial month during the period between the Premises Reduction Date and the Expiration Date shall be prorated on the basis of a thirty (30) day month.

(b) Notwithstanding anything to the contrary set forth herein:

(1) Lessor acknowledges that Lessee has prepaid all Annual Base Rent owing for the period from October 1, 2002 through December 31, 2003 and Lessee shall have no further obligation for Annual Base Rent due hereunder for such period.

(2) During the period from January 1, 2004 through June 30, 2004, Lessee shall only be obligated to pay on a current basis one-half of the monthly Annual Base Rent specified pursuant to Section 4.1(a) above (representing a monthly payment of $199,665.30, subject to adjustment in the manner provided in Section 4.1(c) below), and during the period from July 1, 2004 through December 31, 2004 Lessee shall only be obligated to pay on a current basis three-quarters of the monthly Annual Base Rent specified pursuant to Section 4.1(a) above (representing a monthly payment of $299,497.96, subject to adjustment in the manner provided in Section 4.1(c) below). Any portion of the Annual Base Rent that is not paid on a current basis pursuant to the provisions of this Section 2.(b)(2) shall be deferred, shall be referred to herein as “Deferred Annual Base Rent” and shall be paid as provided in Sections 2.(b)(3) and (4) below.

(3) For each quarter of 2004 (e.g. January-March (“Q1”), April-June (“Q2”), July-September (“Q3”) and October-December (“Q4”)), Lessee shall pay to Lessor within thirty (30) days after the end of such quarter an additional sum (the “Cash Flow Reimbursement”) equal to the lesser of (x) the cumulative accrued but unpaid amount of Deferred Annual Base Rent, and (y) an amount equal to 15% of Lessee’s Aggregate Excess Cash, as defined below, for the applicable quarter. The Cash Flow Reimbursement shall be considered part of the Annual Base Rent for the purposes of this Lease. Aggregate Excess Cash for each applicable quarter shall mean the aggregate amount of “Cash” and “Cash Equivalents” in excess of $20,000,000 as set forth in the certified, consolidated financial statements of Lessee and its “Restricted Subsidiaries,” as defined in the Credit Agreement described below, that Lessee is required to provide under the Credit Agreement. “Credit Agreement: shall mean that certain Amended and Restated Credit and Guaranty Agreement dated as of September 30, 2001, between Lessee and                     , as further amended on or about the date of the Recapitalization (as defined below).

(4) Notwithstanding anything to the contrary in this subparagraph (b), each monthly payment of the Annual Base Rent beginning with the monthly payment of Annual Base Rent due on October 21, 2005 through the monthly payment due on June 20, 2015 shall be increased by the quotient obtained by dividing the unpaid Deferred Annual Base Rent as of December 31, 2004 by one hundred and sixteen (116).

(c) Annual Base Rent shall be adjusted on the third (3rd) anniversary of the Premises Reduction Date and every five (5) years thereafter during the Term (each, an “Adjustment Date”), by multiplying the then-current Annual Base Rent by the Annual Base Rent Adjustment Percentage. For example, if the then-current Annual Base Rent were Four Million Seven Hundred Ninety-One Thousand Nine Hundred Sixty-Seven and 31/100 Dollars ($4,791,967.31) and the Annual Base Rent Adjustment Percentage were one hundred twelve and one-half percent (112.5%), the new Annual Base Rent would be Five Million Three Hundred Ninety Thousand Nine Hundred Sixty-Three and 22/100 Dollars ($5,390,963.22). For purposes of this Section 4.1(b), the following terms shall have the following meanings:

(i) The “Annual Base Rent Adjustment Percentage” shall be the sum of one hundred percent (100%) plus the increase in the Ending Index over the Beginning Index, expressed as a percentage; provided, however, that in no event shall the cumulative increase on any Adjustment Date in the Annual Base Rent payable hereunder be less than two percent (2%) per annum, compounded on an annual basis, or exceed three and one-half percent (3.5%) per annum, compounded on an annual basis. Lessee expressly understands and agrees that the Annual Base Rent payable hereunder shall not be subject to reduction if on any Adjustment Date (including, without limitation, any Adjustment Date occurring during a Renewal Term) the Ending Index is lower than the Beginning Index.

(ii) The “Ending Index” shall be the CPI for the second calendar month preceding the Adjustment Date. For example, if the Adjustment Date were October 1, 2010, the Ending Index would be the CPI for August, 2010.

(iii) The “Beginning Index” shall be the same as the Ending Index used to calculate the previous adjustment (for example, if the Adjustment Date were October 1, 2010, the Beginning Index would be the CPI for August, 2005); except that, for purposes of calculating the first adjustment to the Annual Base Rent, the Beginning Index shall be the CPI for the month of April, 2000.”

3. IMPOSITIONS AND OTHER COSTS

Article 5 of the Lease and Subparagraph 1(c)(i) of the Second Amendment are hereby amended such that Lessee shall continue to pay all Impositions and other amounts to be paid by Lessee under the Lease with respect to the Retained Premises; however, regardless of whether Impositions are imposed upon the Original Premises as a whole, Lessee shall pay or fund when due the greater of: (i) fifty (50%) percent of the Impositions allocable to the Original Premises; or (ii) the portion of such Impositions attributable to the Retained Premises (if ascertainable). Lessee expressly acknowledges and agrees that Impositions include the City of San Jose Community Facilities District #6 (Great Oaks-Route 85) Special Tax Bonds.

4. OTHER MODIFICATIONS

(a) Clause (ii)(C) in the definition of “Material Default” in Section 1 is hereby deleted.

(b) Section 7.1(d) of the Lease is hereby deleted in its entirety along with the corresponding references to said Section 7.1(d) or the defined term Minimum Initial Improvements in any other section of the Lease. Lessee shall have no obligation to build any Improvements on the Premises.

(c) Section 7.2(a) of the Lease is hereby deleted and replaced with the following: “The Project shall be comprised of one or more buildings containing approximately five hundred fifty-nine thousand eight hundred (559,800) gross square feet.”

(d) Notwithstanding any contrary provision in Section 7.3(b) of the Lease, from and after the Premises Reduction Date, Lessee shall have no obligation to perform any of the obligations that may exist under the Purchase Agreement as they apply to the Excluded Premises, except that Lessee shall continue to have the obligation, if any, (whether or not such obligations involve or relate to the Excluded Premises) to comply with the following provisions of the Purchase Agreement, and Lessor shall have no responsibility therefor: (i) Article 9; (ii) Section 6.6; (iii) Section 6.8; (iv) subsection (2) of Section 6.9; and (v) subsection (d) of Section 6.2. Notwithstanding the foregoing, with respect to subsection 6.2(d) of the Purchase Agreement: (i) in the event that any of the costs, expenses, liabilities or obligations which are the responsibility of the Buyer under such subsection arise solely from the development or improvement of the Excluded Premises, and Lessee derives no benefit from such development or improvement, Lessor shall bear sole responsibility for compliance with subsection 6.2(d) in connection with such costs, expenses, liabilities or obligations; and (ii) to the extent that the costs, expenses, liabilities or obligations of Buyer under such subsection arise as a result of development or improvements undertaken by Lessor or Lessee pursuant to a cost-sharing arrangement set forth in the Related Agreements, Lessor and Lessee shall allocate such costs, expenses, liabilities and obligations as set forth in in the Related Agreements (and neither party shall be entitled to waive responsibility therefor as a result of this subparagraph 4(d)).

(e) Section 14.1(d) of the Lease is hereby deleted in its entirety.

(f) Section 22.(a) of the Lease is hereby deleted in its entirety along with the definition of “Available Cash” in Section 1 of the Lease and all corresponding references to such sections or terms elsewhere in the Lease.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS

Lessee hereby represents, warrants and covenants to Lessor as follows:

(a) Lessee is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business in the State of California.

(b) Except as described in Section 7(b) below, Lessee has taken all necessary action to authorize the execution, delivery and performance of this Modification. This Modification constitutes the legal, valid and binding obligation of Lessee.

(c) Lessee has the right, power, legal capacity and authority to enter into and perform its obligations under this Modification, and, except as provided in Section 7(b) below, no approval or consent of any Person is required in connection with Lessee’s execution and performance of this Modification that has not been obtained. The execution and performance of this Modification will not result in or constitute any default or event that would be, or with notice or lapse of time or both would be, a default, breach or violation of the organizational instruments governing Lessee or any agreement or any deed restriction or order or decree of any court or other governmental authority to which Lessee is a party or to which it is subject.

(d) Lessee is the sole owner and holder of the leasehold estate and leasehold interest created by the Lease, and Lessee has not made or agreed to make any assignment, sublease, transfer, conveyance, encumbrance, or other disposition of the Lease, Lessee’s leasehold estate or any other right, title or interest under or arising by virtue of the Lease.

(e) Lessee has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, (v) admitted in writing its inability to pay its debts as they become due, or (vi) made an offer of settlement, extension or composition to its creditors generally (each, a “Bankruptcy Event”).

(f) At the time of the execution of this Agreement, Lessee is generally paying its debts as they become due, and the aggregate value of Lessee’s assets at fair value exceeds the aggregate value of Lessee’s liabilities.

Lessee shall take all actions necessary to ensure that each of the representations, warranties and covenants contained in this Paragraph 5 remain true and correct in all material respects at all times during the period between the date hereof and the date on which the conditions described in Section 7 below have been satisfied.

6. BROKERS

Lessor and Lessee each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Modification, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Modification as a result of the actions of the indemnifying party.

7. EFFECTIVENESS OF THIS AMENDMENT

The effectiveness of this Amendment is expressly conditioned upon the following:

(a) Completion and closing of the acquisition and financing transactions described in Lessee’s proxy statement dated December 10, 2002 (the “Recapitalization”) on or before March 31, 2003 (the “Outside Recapitalization Date”). In connection with the requirements under the Lease for approval by Lessor of certain Transfers or Changes of Board Control, Lessor specifically approves the transactions contemplated by the Recapitalization.

(b) The approval on or before the date of the Recapitalization (the “Outside Lender Approval Date”) of this Modification by Lessee’s senior lenders. Lessee agrees to use its best efforts to obtain such approval, and to send written notice of same to Lessor immediately following receipt thereof by Lessee.

If, for any reason whatsoever, either (i) the Recapitalization does not close by the Outside Recapitalization Date, (ii) Lessee’s senior lenders do not approve this Modification by the Outside Lender Approval Date, or (iii) Lessee has a Bankruptcy Event prior to the completion of the Recapitalization, then this Amendment shall be deemed null and void ab initio and the Premises Reduction Date shall be deemed not to have occurred.

8. MISCELLANEOUS

A. As amended hereby, the Lease is hereby ratified and confirmed in all respects and each party acknowledges that it does not know of a default thereunder by either party as of December __, 2002. In particular, Lessor and Lessee reaffirm their intention to prepare and execute the Related Agreements, and to make such further mutually acceptable reasonable changes to the Lease as necessary to implement and accomplish the intent of this Modification and the Second Amendment. Lessor and Lessee acknowledge and agree that from and after the date hereof, Lessee shall have no rights or obligations under the Lease with respect to the Excluded Premises, except for: (i) any obligations that, under the terms of the Lease, would survive the Termination Date; (ii) Lessee’s obligations under the Second Amendment to approve, execute (if necessary) and be bound by the Related Agreements; and (iii) any other obligations of Lessee with respect to the Exclusion Conditions. In the event of any inconsistencies between the terms of this Modification and the Lease, the terms of this Modification shall prevail. This Modification shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives and successors and assigns

B. This Modification may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

C. Except as set forth in this Modification, all terms and conditions of the Lease shall remain in full force and effect.

D. This Modification, with exhibits, is a fully-integrated agreement which, together with the Lease, contains all of the parties’ representations, warranties, agreements and understandings with respect to the subject matter hereof.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Modification as of the date first above written.

LESSOR: iSTAR SAN JOSE, LLC, a Delaware limited liability company

By:	TriNet Corporate Realty Trust, Inc., a Maryland corporation, Its: Sole Member

	By:	/s/ JAY SUGARMAN
	Name:	Jay Sugarman
Title:

LESSEE: EQUINIX, INC., a Delaware corporation

By:	/s/ PHILIP J. KOEN
Name:	Philip J. Koen
Title:	President and COO

By:
Name:
Title:

Exhibit A

Premises

[to be attached]

A-1